Exhibit 10.16

March 22, 2025

Matt McManus

matt@rexmark.co

Re: Offer of Employment

Dear Matt:

I am pleased to offer you the position of Chief Operating Officer at Fold Holdings, Inc. (the “Company”). This letter sets forth the terms and conditions of your employment with the Company and includes a provision that any dispute between you and the Company and its affiliates be subject to arbitration. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1.	Effective Date. Your employment will commence on April 8, 2025 (the “Effective Date”).

2.	Duties. Your job title will be Chief Operating Office reporting to the CEO. Your duties generally will be in the areas of overseeing and managing day-to-day operations, ensuring strategic goals are met, and collaborating with other executives to drive operational efficiency and growth., but you may be assigned other duties as needed. This is a full-time position.

3.	Compensation. This is an exempt position and you will be paid an annual base salary you select on the signature page. Your compensation will generally be reviewed once per year. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

4.	Stock Compensation. You will be granted a restricted stock unit (“RSU”) award (the “Award”) representing the right to receive shares of the Company’s Common Stock (the “Common Stock”) based on your selection on the signature page. The shares subject to the Award shall be issued following the vesting date, subject to applicable withholding taxes but without any obligation to pay an exercise price. The vesting of the Award shall be subject to a time-based service requirement and a liquidity event requirement, both of which must be satisfied during the term of the Award. The Award shall satisfy the time-based service requirement subject to continuous employment over a four-year period starting on the first day of employment, subject to a one-year cliff with monthly service-vesting thereafter. The liquidity event vesting requirement shall be satisfied on the first to occur of (i) a change in control of the Company in which stockholders receive cash and/or marketable securities, or (ii) an initial public offering of the Common Stock. The Award shall vest on the first date upon which both requirements are satisfied. Once your employment terminates, no additional Award units satisfy the time-based service requirement. However, those Award units that satisfied the time-based service requirement before termination of employment will remain eligible to vest if the liquidity event occurs before the expiration date specified in your individual RSU Award Agreement. The terms and conditions applicable to your Award will be governed by your individual RSU Award Agreement and the Company’s 2019 Equity Incentive Plan. Although management of the Company will recommend to the Board of Directors that you be granted the Award, by execution of this letter, you acknowledge that you have no right to receive the Award unless the grant is approved by the Board of Directors.

5.	Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, vacation, sick leave, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law. A summary of our current benefits package will be sent under separate cover.

6.	Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

7.	At-will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company.

8.	Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment.

10.	References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

11.	Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

12.	No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter.

13.	Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

14.	Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

15.	Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Maricopa County in the State of Arizona (or in the event of exclusive federal jurisdiction, the courts of the District of Arizona seated in Maricopa County in connection with any Dispute or any claim related to any Dispute).

16.	Arbitration. Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in Maricopa County, Arizona under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act or any applicable state law. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

[Signature Page Follows]

To confirm your agreement with and acceptance of these terms, please sign this letter below.

We look forward to your joining Fold!

Sincerely,

FOLD HOLDINGS, INC.

By:	/s/ Will Reeves
Name:	Will Reeves
Title:	CEO

AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

By:	/s/ Matthew McManus
Name:	Matthew McManus
Address:	PO Box 1580 Silvertho

I accept the following compensation package (select one):

☒	$360,000 annual salary and annual $630,000 annual value equity grant

☐	$330,000 annual salary and $700,000 annual value equity grant